Plantronics Announces One Million Share Repurchase Program

FOR INFORMATION, CONTACT: Greg Klaben Vice President of Investor Relations (831) 458-7533	FOR IMMEDIATE RELEASE November 10, 2008

Santa Cruz, CA–November 10, 2008 - Plantronics, Inc., (NYSE: PLT) today announced it had completed the 1,000,000 share repurchase program it authorized on January 25, 2008 and that its Board of Directors has authorized a new 1,000,000 share repurchase program.  Under the new repurchase program, Plantronics will, from time to time, purchase shares of its common stock, depending upon market conditions, in open market or privately negotiated transactions.

“We have a consistent record of share repurchases, with over 21 million shares repurchased since fiscal 1997. We believe that our future cash flows will provide sufficient liquidity to support another share repurchase program.  In addition, our cash and cash equivalents position of approximately $200 million as of September 27, 2008 combined with no outstanding debt, places Plantronics in a very strong financial position,” stated Barbara Scherer, Senior Vice President and Chief Financial Officer of Plantronics.  “We purchase shares when we believe it will be strongly accretive to earnings per share to do so in comparison to alternative investment choices.  Our Board of Directors believes that Plantronics stock presents an attractive investment for the Company and its stockholders,” she continued.

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation® is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, Volume Logic and AudioIQ are trademarks or registered trademarks of Plantronics, Inc. All other trademarks are the property of their respective owners.

###

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz , California   95061-1802
831-426-6060 / Fax 831-426-6098